Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2005 Incentive Stock Plan and the 2011 Equity Incentive Award Plan of Spirit Airlines, Inc. of our report dated February 28, 2011, with respect to the financial statements of Spirit Airlines, Inc. included in its registration statement on Form S-1, as amended (Registration No. 333-169474), filed on May 26, 2011 with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Certified Public Accountants

Miami, Florida

June 6, 2011